Exhibit 99.1

IMMEDIATE RELEASE

Media Contact: Douglas Petkus (973) 660-5218	Investor Contact: Justin Victoria (973) 660-5340

Wyeth Reports

Earnings Results for the

2007 Second Quarter and First Half

➢	2007 Second Quarter Worldwide Net Revenue Increased 10% to $5.6 Billion and Reported Diluted Earnings per Share Increased 12% to $0.87. Diluted Earnings per Share, Before Certain Significant Items Increased 13% to $0.90

➢	2007 First Half Worldwide Net Revenue Increased 10% to $11.0 Billion and Reported Diluted Earnings per Share Increased 12% to $1.79. Diluted Earnings per Share, Before Certain Significant Items Increased 12% to $1.84

➢	Lybrel™ and Torisel™ Received FDA Approval

➢	2007 Full Year Pro Forma Diluted Earnings per Share Guidance Raised to $3.48 to $3.56

Madison, N.J., July 19, 2007 - Wyeth (NYSE: WYE) today reported results for the 2007 second quarter and first half ending June 30, 2007. Worldwide net revenue increased 10% to $5.6 billion for the 2007 second quarter and 10% to $11.0 billion for the 2007 first half. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 7% for the 2007 second quarter and 8% for the 2007 first half.

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Wyeth (Continued)

“Wyeth delivered another outstanding quarter and a solid 2007 first half led by growth of the biotech product Enbrel and Prevnar vaccine,” said Robert Essner, Chairman and Chief Executive Officer. “Wyeth also received FDA approval for the novel contraceptive Lybrel, as well as Torisel for the treatment of advanced renal cancer during the quarter. We are on track for another excellent year, and have increased our full year pro forma diluted earnings per share guidance to a range of $3.48 to $3.56.”

2007 Second Quarter and First Half Product Highlights

Set forth below is a table of net revenue for Wyeth’s principal products for the 2007 second quarter and first half together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 6/30/2007		Six Months Ended 6/30/2007
Principal Products	($ in millions)	Increase/ (Decrease)	($ in millions)	Increase/ (Decrease)

Effexor	$977	6%	$1,868	—

Prevnar	633	22%	1,249	32%

Protonix	550	25%	1,024	11%

Enbrel (outside the U.S. and Canada)	508	37%	953	35%

Nutrition	358	19%	705	20%

Alliance Revenue (1)	355	(1)%	659	8%

Zosyn/Tazocin	280	17%	561	17%

Premarin Family	267	3%	508	(3)%

Centrum	168	15%	327	8%

Advil	162	4%	320	8%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the United States and Canada), Altace and the CYPHER stent.

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Wyeth (Continued)

ENBREL® continued to post strong global revenue growth in the 2007 second quarter. Wyeth has exclusive rights to Enbrel outside the United States and Canada. Enbrel sales in the United States and Canada, our share of which is reflected in alliance revenue, are expected to be reported by Wyeth’s marketing partner Amgen Inc. on Thursday, July 26. Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel ranks eighth in global sales among the best-selling pharmaceutical products and is the second fastest growing among the top ten. It is ranked second in total global sales among all biotech products.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in infants and young children, continues to be the world’s best-selling vaccine. International net revenue continued its steady growth increasing 35% for the 2007 second quarter largely due to the positive impact of national immunization programs that began in late 2006 in several countries including Germany, Mexico, and the Netherlands.

EFFEXOR® (Effexor and Effexor XR) continues to be the number one selling antidepressant globally and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder. Strong sales in key European markets, including Germany and France, contributed to the increase in the 2007 second quarter net revenue.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

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Wyeth (Continued)

R&D Update

Wyeth R&D also experienced a successful 2007 second quarter. In April, the Company received an approvable letter from the U.S. Food and Drug Administration (FDA) for VIVIANT™ (bazedoxifene) for the prevention of postmenopausal osteoporosis. During May, two exciting new products gained FDA approval: LYBREL™, the first low-dose combination oral contraceptive that is taken 365 days a year so that over time women may become cycle-free; and, TORISEL™ (temsirolimus) for the treatment of renal cell carcinoma. Also during May, the Company submitted an application to European authorities for approval to market a subcutaneous formulation of methylnaltrexone for the treatment of opioid-induced constipation in patients with advanced illness.

During May and June, Wyeth presented important clinical data for four potential new products – bifeprunox for schizophrenia, PRISTIQ™ (desvenlafaxine succinate) for prevention of vasomotor symptoms and major depressive disorder, and Torisel. In addition, Wyeth and its partner, Elan Corporation, plc, announced that a Phase 3 clinical trial for its Alzheimer’s compound, bapineuzumab (AAB-001), would be initiated later this year to treat patients with mild to moderate Alzheimer’s disease.

2007 Second Quarter Results

Net income and diluted earnings per share for the 2007 second quarter were $1,198.5 million and $0.87, respectively, compared with $1,064.8 million and $0.78 for the 2006 second quarter. The 2007 second quarter results included net charges of $49.8 million

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Wyeth (Continued)

($37.0 million after-tax or $0.03 per share-diluted) related to the Company’s productivity initiatives. The 2006 second quarter results included net charges of $39.5 million ($27.3 million after-tax or $0.02 per share-diluted) related to the Company’s productivity initiatives. The 2007 and 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 second quarter were $1,235.5 million and $0.90, respectively, compared with $1,092.1 million and $0.80, respectively, for the 2006 second quarter.

The increase in net income and diluted earnings per share for the 2007 second quarter, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, higher interest income, net and higher other income, net offset, in part, by higher research and development spending and increased income taxes. Cost of goods sold, as a percentage of net revenue, was slightly higher than the 2006 second quarter. Included in other income, net were pre-tax gains from product divestitures of $41.3 million and $16.7 million for the 2007 and 2006 second quarter, respectively.

2007 First Half Results

Net income and diluted earnings per share for the 2007 first half were $2,452.6 million and $1.79, respectively, compared with $2,184.4 million and $1.60 for the 2006 first half. The 2007 first half results included net charges of $92.4 million ($66.5 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives. The 2006 first half results included net charges of $74.6 million ($51.5 million after-tax or $0.04 per

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Wyeth (Continued)

share-diluted) related to the Company’s productivity initiatives. The 2007 and 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 first half were $2,519.1 million and $1.84, respectively, compared with $2,235.9 million and $1.64, respectively, for the 2006 first half.

The increase in net income and diluted earnings per share for the 2007 first half, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, higher interest income, net and higher other income, net offset, in part, by higher research and development spending and increased income taxes. Cost of goods sold, as a percentage of net revenue, was consistent with the 2006 first half. Included in other income, net were pre-tax gains from product divestitures of $57.6 million and $34.3 million for the 2007 and 2006 first half, respectively.

To assist in performing second quarter and first half comparisons, a pro forma presentation, which excludes our productivity initiatives, is provided under “Results of Operations – As Adjusted” at the end of this press release.

2007 Earnings Guidance

The Company has raised its 2007 full year pro forma diluted earnings per share guidance range to $3.48 to $3.56. This guidance is considered pro forma as it excludes the impact of charges relating to the Company’s productivity initiatives.

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 6/30/2007		Six Months Ended 6/30/2007
Net Revenue By Reportable Segment	($ in millions)	Increase	($ in millions)	Increase
Pharmaceuticals	$4,746	11%	$9,228	11%

Consumer Healthcare	623	4%	1,235	7%

Animal Health	279	2%	554	6%

Consolidated Total	$5,648	10%	$11,017	10%

        Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 11% for the 2007 second quarter and first half due primarily to higher sales of Prevnar, Protonix®, Enbrel, Nutrition products and Zosyn®. Effexor sales increased 6% for the 2007 second quarter and remained consistent with the prior year for the 2007 first half. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of Zoton® and Inderal® LA due to generic competition. Alliance revenue decreased 1% to $355 million for the 2007 second quarter, and increased 8% to $659 million for the 2007 first half, due primarily to higher sales of Enbrel in the United States and Canada for the 2007 second quarter and first half, which were more than offset by lower alliance revenue associated with sales of the CYPHER stent and Altace in the 2007 second quarter and partially offset by lower alliance revenue associated with sales of the CYPHER stent in the

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Wyeth (Continued)

2007 first half. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 9% for the 2007 second quarter and first half.

        Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 4% for the 2007 second quarter due primarily to an increase in sales of Centrum®, Advil®, and Caltrate®. The increase was partially offset by lower year over year sales of Dimetapp® and Robitussin® due to higher than normal off-season sales during the 2006 second quarter resulting from the transition to phenylephrine (PE) replacement formulations in connection with retailer actions and federal and state legislation related to pseudoephedrine-containing products. Sales of Advil® Cold & Sinus were also lower during the 2007 second quarter as the brand continues to be sold behind the counter pending FDA review of a PE reformulation. Net revenue increased 7% for the 2007 first half due primarily to an increase in sales of Centrum, Advil, Advil® PM, Caltrate and Robitussin. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 1% for the 2007 second quarter and 5% for the 2007 first half.

        Animal Health

Worldwide Animal Health net revenue increased 2% for the 2007 second quarter due to higher sales of livestock and poultry products, offset, in part, by lower sales of companion animal products. Net revenue for the 2007 first half increased 6% due primarily to higher sales of companion animal, livestock, equine and poultry products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue decreased 1% for the 2007 second quarter and increased 3% for the 2007 first half.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)

	Three Months Ended		Six Months Ended

	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Net Revenue	$5,648,050	$5,156,743	$11,016,736	$9,994,680

Cost of Goods Sold	1,530,177	1,373,559	3,004,688	2,710,677

Selling, General and Administrative Expenses	1,688,012	1,652,397	3,200,551	3,116,993

Research and Development Expenses	825,123	750,673	1,575,855	1,435,343

Interest (Income) Expense, Net	(19,018)	2,491	(33,818)	8,004

Other Income, Net(1)	(90,696)	(51,476)	(190,332)	(166,051)

Income Before Income Taxes	1,714,452	1,429,099	3,459,792	2,889,714

Provision for Income Taxes	515,931	364,309	1,007,167	705,341

Net Income	$1,198,521	$1,064,790	$2,452,625	$2,184,373

Basic Earnings Per Share(2)	$0.89	$0.79	$1.82	$1.62

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,769	1,345,377	1,344,335	1,344,955

Diluted Earnings Per Share(2)	$0.87	$0.78	$1.79	$1.60

Average Number of Common Shares Outstanding During Each Period - Diluted	1,382,094	1,371,648	1,378,693	1,372,110

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three and six months ended June 30, 2007 and 2006, adjusted where noted below, to exclude productivity initiatives charges, which are considered certain significant items during the 2007 and 2006 second quarter and first half.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Net Revenue	$5,648,050	$5,156,743	$11,016,736	$9,994,680

Cost of Goods Sold(3)	1,488,054	1,347,043	2,933,509	2,655,486

Selling, General and Administrative Expenses(3)	1,680,479	1,644,470	3,179,540	3,105,899

Research and Development Expenses(3)	824,979	745,616	1,575,645	1,427,028

Interest (Income) Expense, Net	(19,018)	2,491	(33,818)	8,004

Other Income, Net(1)	(90,696)	(51,476)	(190,332)	(166,051)

Income Before Income Taxes	1,764,252	1,468,599	3,552,192	2,964,314

Provision for Income Taxes(3)	528,731	376,506	1,033,067	728,438

Net Income(3)	$1,235,521	$1,092,093	$2,519,125	$2,235,876

Basic Earnings Per Share(2)	$0.92	$0.81	$1.87	$1.66

Average Number of Common Shares Outstanding During Each Period - Basic	1,345,769	1,345,377	1,344,335	1,344,955

Diluted Earnings Per Share(2)	$0.90	$0.80	$1.84	$1.64

Average Number of Common Shares Outstanding During Each Period - Diluted	1,382,094	1,371,648	1,378,693	1,372,110

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Notes to Results of Operations and Results of Operations – As Adjusted

(1)	Other income, net included royalty income for the 2007 second quarter and first half of $61,819 and $138,783, respectively, compared with $67,787 and $133,234 for the prior year.

(2)

The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $7,907 and $15,779 for the 2007 second quarter and first half, respectively, compared with $6,981 and $13,741 for the 2006 second quarter and first half, respectively.

(3)

Charges related to activities associated with the Company’s productivity initiatives are considered certain significant items and have been excluded from the results of operations – as adjusted for the 2007 and 2006 second quarter and first half as follows:

	(UNAUDITED)
	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Cost of Goods Sold	$42,123	$26,516	$71,179	$55,191
Selling, General and Administrative Expenses	7,533	7,927	21,011	11,094
Research and Development Expenses	144	5,057	210	8,315

Total Productivity Initiatives Charges	$49,800	$39,500	$92,400	$74,600

Productivity Initiatives Charges, After-tax	$37,000	$27,303	$66,500	$51,503
Decrease in Diluted Earnings per Share	$0.03	$0.02	$0.05	$0.04

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities have been excluded as these charges are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release, including the entire section under the caption “2007 Earnings Guidance,” and on the related conference call, that are not historical facts are forward-looking statements based on current expectations of future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, the statements in this press release regarding clinical data and/or the regulatory status of our pipeline products are based on a preliminary analysis of the data and our expectations as to how that data will impact the regulatory approval process, which is subject to risks and uncertainties related to both the timing and success of regulatory approval. Other risks and uncertainties include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products (including uncertainties relating to our anticipated receipt on July 23, 2007 of an action letter from the FDA regarding our pending NDA for Pristiq for the treatment of vasomotor symptoms), government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors.” The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8 a.m. Eastern Daylight Saving Time today. The purpose of the call is to review the financial results of the Company for the 2007 second quarter and first half. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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